Exhibit 99.1

ARIAD Announces Proposed Public Offering of Common Stock

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--March 15, 2004--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced that it has filed a prospectus supplement with the Securities and Exchange Commission related to an underwritten public offering of 6,000,000 shares of common stock under an existing shelf registration statement. The underwriters have been granted the option to purchase up to an additional 900,000 shares to cover any over-allotments. All of the shares are being sold by ARIAD.
    Lehman Brothers Inc. is acting as sole bookrunning manager in this offering. Lazard Freres & Co., LLC, Adams, Harkness & Hill, Inc., JMP Securities LLC and Rodman & Renshaw, LLC are acting as co-managers.
    This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A prospectus supplement relating to these securities has been filed with the Securities and Exchange Commission. This offering of the shares of common stock may be made only by means of the prospectus supplement and related prospectus, a copy of which is available from Lehman Brothers, Inc., Prospectus Department, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717; 631-254-7106.
    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules.

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610-407-9260
             or
             Kathy Lawton, 617-621-2345